UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECO SCIENCE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-1666487	27-4387595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

   2016 EQUITY INCENTIVE PLAN

(Full titles of plans)

1135 Makawao Avenue, Suite 103-188
Makawao, Hawaii 96768
(800) 379-0226

(Address and telephone number of principal executive offices)

National Registered Agents, Inc. of NV
701 Carson Street, Suite 200
Carson City, Nevada 89701
(855) 685-3513

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Sharon D. Mitchell, Esq.	Jeffery Taylor
SD Mitchell & Associates, PLC	Chief Executive Officer
825 Harcourt Rd.	1135 Makawao Avenue, Suite 103-188
Grosse Pointe Park, Michigan 48230	Makawao, Hawaii 96768
(248) 515-6035	(800) 379-0226

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Eco Science Solutions, Inc. 2016 Equity Incentive Plan Common Stock, $0.00001 par value per share	5,000,000	$0.3644	$1,822,000	$183.48

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2) This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, and is based on the average high and low reported market prices for shares of Eco Science Solutions, Inc. common stock for the five days preceding, and including March 31, 2016. The actual price of shares issued under the 2016 Equity Incentive Plan will be determined on the grant date for each issuance under the plan.

EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.00001 per share (“Common Stock”), of Eco Science Solutions, Inc. (the “Registrant”) that may be issued pursuant to a Letter of Agreement (“Agreement”) entered into on January 1, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

•	The registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2015, filed with the Commission on December 15, 2015;

•	The registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2015, filed with the Commission on September 17, 2015;

•	The registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2015, filed with the Commission on June 12, 2015;

•	The registrant’s Annual Report on Form 10-K for the quarter ended January 31, 2015, filed with the Commission on May 1, 2015

All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or i9s deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES.

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such, and provide that:

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our stockholders;
•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
•	if a majority of vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, so orders, by independent legal counsel in a written opinion;
•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained by independent legal counsel in a written opinion; or
•	by court order.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

       Our bylaws allow us to indemnify our directors, officers and employees. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.   EXHIBITS.

      The exhibits listed below in the “Index to exhibits” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

Item 9.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of  Makawao, State of Hawaii, on April 1, 2016.

Eco Science Solutions, Inc.

By:	/s/ Jeffery Taylor
Jeffery Taylor
President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffery Taylor, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Jeffery Taylor	Chief Executive Officer, Director, President, Chairman	April 1, 2016

/s/Don Taylor	Chief Financial Officer, Director	April 1, 2016

EXHIBIT INDEX

Exhibit
Number                 Description

4.1	Letter of Agreement between Eco Science Solutions, Inc. and Separation Degrees – One, Inc.

5.1	Opinion of SD Mitchell & Associates, PLC

10.4	Eco Science Solutions, Inc. 2016 Equity Incentive Plan

23.2	Consent of SD Mitchell & Associates, PLC (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)